UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ___)
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Matador Resources Company
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EXPLANATORY NOTE
The letter below was mailed to certain Matador Resources Company shareholders on March 5, 2015. The press release referenced in the letter (the “press release”) was furnished as Exhibit 99.1 to the Current Report on Form 8-K dated March 2, 2015. The information included in the map (the “map”) referenced in the letter was included in the presentation materials furnished as Exhibit 99.2 to the Current Report on Form 8-K dated February 4, 2015. The press release and the map shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

[Matador Resources Company Letterhead]

March 5, 2015

Dear Shareholders and Friends,

On March 2, 2015, we announced our fourth quarter and full year 2014 financial and operating results, a copy of which is enclosed for your review. Your board of directors and management team are pleased to report that 2014 was another record year for the company. Year-over-year oil production from 2013 to 2014 increased 56% from 2.1 million barrels to 3.3 million barrels, and year-over-year natural gas production increased 18% from 12.9 billion cubic feet of natural gas to 15.3 billion cubic feet of natural gas.

In addition, Matador reported record oil and natural gas revenues of $367.7 million in 2014, a year-over-year increase of 37% from $269.0 million reported in 2013 and record Adjusted EBITDA (“Earnings before Interest, Depreciation, Depletion and Amortization”) of $262.9 million, a year-over-year increase of 37% from $191.8 million reported in 2013. While the recent declines in commodity prices present a current challenge, your board and management team are committed to achieving another successful year, including projected record annual oil production of over 4.0 million barrels, a 20% year-over-year increase, and record natural gas production of over 24.0 billion cubic feet, a 60% year-over-year increase. We also fully intend to find ways to keep Matador profitable and to position Matador for long-term growth.

In the news release, the early results from two of our most recent and important wells in the Permian Basin (the Barnett #205H and the Barnett #201H) are discussed. These results have exceeded our expectations. On its 24-hour initial potential test, the Barnett #205H well, a Wolfcamp “Y” sand completion, flowed 1,377 barrels of oil equivalent (“BOE”) per day (54% oil), consisting of 738 barrels of oil per day and 3.8 million cubic feet of natural gas per day, at 3,425 pounds per square inch (“psi”) on a 26/64-inch choke. Matador believes this is an excellent initial test of the Wolfcamp “Y” sand and establishes this zone as another potential completion bench for the Company in the upper Wolfcamp in the Wolf prospect area.

As to the second well, on its 24-hour initial potential test, the Barnett #201H well, an upper Wolfcamp “X” sand test spaced 80-acres away, flowed 1,268 BOE per day, consisting of 720 barrels of oil per day and 3.3 million cubic feet of natural gas per day, at 3,225 psi on a 26/64-inch choke. Matador believes this is another excellent test of the Wolfcamp “X” sand, which has been the primary completion interval for the Company in the Wolf prospect area thus far. Matador will monitor the performance of these two 80-acre spaced wells closely to determine if both zones can be effectively developed in a staggered “W”-type pattern on 80-acre spacing. Meanwhile, our activities elsewhere in the Permian Basin as well as operations in the Eagle Ford and the Haynesville also continue to achieve better-than-expected results and we expect growth in total oil equivalent production in 2015 of approximately 40% even at this reduced capital expenditure spending rate.

We are also pleased to announce the completion on February 27, 2015 of the previously announced combination of our Delaware Basin assets with Harvey E. Yates Company (“HEYCO”), a subsidiary of HEYCO Energy Group, Inc. As a result of the transaction, Matador has assumed operatorship of all of HEYCO’s operated properties in the Northern Delaware Basin. The HEYCO assets strategically link Matador’s existing acreage in its Ranger and Rustler Breaks prospect areas and provide us with a significant number of additional drilling locations and experienced personnel. (Please see enclosed map.) The acquired acreage adds approximately 58,600 gross (18,200 net) acres located in Lea and Eddy Counties, New Mexico and increases Matador’s total acreage position in the Permian Basin to approximately 152,400 gross (85,400 net) acres, providing Matador with an increased operational footprint throughout the Northern Delaware Basin. Importantly, essentially all of the HEYCO acreage is held by production from existing wells and production units with high net revenue interests, many greater than 80% and some as high as 87.5%.

In conjunction with the merger, Matador recently began mailing definitive proxy materials to our shareholders with respect to a special meeting of shareholders to be held on April 2, 2015 at 9:30 a.m., Central Time, here in Dallas, for the purpose of approving a Charter Amendment to increase the number of common shares to accommodate our growth and to convert any outstanding Series A Preferred shares into common shares in accordance with our merger agreement with HEYCO. Upon such approval, the shares of Series A Preferred stock issued to HEYCO will automatically convert into shares of common stock. All shareholders of record as of the close of business on February 18, 2015 will be entitled to vote at the special meeting. By now you should have received a mailing, which included your proxy for the meeting. If you have not already done so, we would encourage you to vote your proxy in favor of the Charter Amendment either by mail in the envelope provided in that mailing or online at www.proxyvote.com. Your vote is most important as anyone not voting is deemed to be voting against the proposed Charter Amendment. We are also pleased to let you know that Institutional Shareholder Services (ISS), an independent proxy advisory firm that evaluates proxy proposals for large institutions, has recommended that our shareholders vote in favor of the Charter Amendment. We appreciate this positive recommendation from ISS and look forward to the special meeting of shareholders on April 2. The Board of Directors also recommends a vote in favor of this Charter Amendment to authorize additional shares of Matador common stock.

If you have further questions about our earnings release, the HEYCO transaction, the special meeting of shareholders or Matador’s ongoing business in general, please feel free to give Matt Hairford, David Lancaster, Craig Adams or me a call at any time. We greatly appreciate having you all as Matador shareholders and look forward to talking or meeting with you soon.

Very truly yours,

/s/ Joseph Wm. Foran

Joseph Wm. Foran

Special Note Regarding Certain Terms

Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our net income (loss) and net cash provided by operating activities, please see “Supplemental Non-GAAP Financial Measures” in the enclosed earnings press release.

This letter includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; our ability to execute our business plan, including whether our drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; our ability to replace reserves and efficiently develop our current reserves; our costs of operations, delays and other difficulties related to producing oil, natural gas and natural gas liquids; our ability to make acquisitions on economically acceptable terms; our ability to integrate acquisitions, including the HEYCO merger; availability of sufficient capital to execute our business plan, including from our future cash flows, increases in our borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s SEC filings, including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this presentation, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement.